EXHIBIT 2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made effective as of the 5th day of June 2013 (the “Effective Date”), by and between Michael D. Hays, a Nebraska resident (“Seller”), and  Bessemer Trust Company of Delaware, N.A., Trustee of the Michael and Karen Hays Grandchildren’s Trust, a Delaware trust, under agreement dated March 9, 2009 (“Buyer”).

RECITALS

WHEREAS, National Research Corporation is a Wisconsin corporation and its capital stock is traded on the NASDAQ Stock Market  (the “Company”);

WHEREAS, Seller owns more than Five Million shares of Class A common stock of the Company (NASDAQ symbol “NRCIA”) (“the Class A Stock”) in uncertificated form held with Bessemer Trust Company, N.A.

WHEREAS, Seller owns more than One Million shares of Class B common stock of the Company (NASDAQ symbol “NRCIB”) (“the Class B Stock”) in uncertificated form held with Bessemer Trust Company, N.A.

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, Five Million (5,000,000) shares of the Class A Stock (the “Stock”) on the terms and conditions hereinafter set forth.

WHEREAS, Buyer and Seller are contemplating the purchase and sale of One Million (1,000,000) shares of Class B common stock on terms and conditions similar to those set forth herein.

NOW THEREFORE, in consideration of the mutual promises as set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.  Sale and Purchase of Stock.  Upon and subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, assign and transfer the Stock to the Buyer, free and clear of all liens, pledges and encumbrances of every kind, character and description whatsoever, and Buyer agrees to purchase the Stock, in accordance with the terms and provisions hereof, from Seller.

2.  Purchase Price.  The purchase price per share for the Stock shall be the average of the highest and lowest selling prices of the Stock on the Valuation Date (as hereinafter defined).  The Purchase Price will be 5,000,000 multiplied by the purchase price per share on the Valuation Date.  The Valuation Date shall be the Effective Date of the Agreement.

3.  Payment. For payment of the Purchase Price, Buyer shall deliver to Seller at Closing a promissory note (the Note) with an original principal amount equal to the Purchase Price, together with interest from the Closing Date at the midterm Applicable Federal Rate (AFR) for the month of closing, payable in eight annual installments of interest only, commencing on the first one-year anniversary of the Closing Date and continuing for seven years and eleven months thereafter, at which time when a balloon payment in the amount equal to the then unpaid principal plus all accrued and unpaid interest on the outstanding principal through and including such date shall be due.  The Note shall be in substantially the form attached as Exhibit A and Buyer may prepay the Note without penalty.

4.  Security for Payment of Purchase Price. The payment and performance of the Note and this Agreement by the Buyer, shall be secured by the Buyer’s grant of a first priority secured interest in the Stock purchased by Buyer (the “Collateral”).  Buyer shall do all acts and things as Seller may from time to time deem necessary or advisable to enable it to perfect, maintain and continue the perfection and priority of the security interest of Seller in the Collateral, or to facilitate the exercise by Seller of any rights or remedies granted to Seller hereunder or provided by law.  Without limiting the foregoing, Buyer agrees to execute, in form and substance satisfactory to Seller, such financing statements, continuation statements, amendments thereto, supplemental agreements, assignments, notices of assignments, and other instruments and documents as Seller may from time to time request.  Buyer shall execute and deliver and use its best efforts to cause the appropriate depository institutions or other entities holding securities accounts on behalf of Buyer to execute and deliver account control agreements for the benefit of Seller (the “Control Agreement”) in substantially the form attached as Exhibit B.  Buyer hereby authorizes Seller to file one or more financing or continuation statements, and amendments thereto (or similar documents required by the laws of any applicable jurisdiction), relating to all or any part of the Collateral, without the signature of Buyer where permitted by law, and with such information required by the UCC for the sufficiency or filing office acceptance of such statements and amendments.

5.  The Closing.  The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company no more than three business days after the Valuation Date as Buyer and Seller shall mutually agree (the “Closing Date”).

6.  Deliveries at Closing.  Buyer will deliver to the Seller the fully executed Note and Account Control Agreement.  Seller will deliver to Buyer such assignments, instruments, certificates or other documents of transfer to transfer the Stock to Buyer, in the form acceptable to Buyer.

7.  Representations and Warranties of the Seller.  Seller represents and warrants to Buyer that the statements contained in this Section 7 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 7) with respect to himself.

7.1  Authorization of Transaction.  Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

7.2  Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which each of the parties is subject or any provision of the Company’s Articles of Incorporation or Bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either of the parties is a party or by which either is bound or to which any party’s assets is subject.

7.3  No Encumbrance.  The Stock is free and clear of any and all liens and encumbrances of any kind and nature.

8.  Representations and Warranties of Buyer.  In order to induce the Seller to enter into this Agreement and comply with the terms and provisions hereof, Buyer hereby represents and warrants that the statements contained in this Section 8 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 8) with respect to herself.

8.1  Authorization of Transaction.  Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.  Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

8.2  Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, to which Buyer is a party or by which she is bound.

8.3  Securities Matters.

8.3.1           Buyer is acquiring the Stock for investment purposes only, and not with a view to or for the resale, distribution or fractionalization thereof, in whole or in part, and no other person has or will have a direct or indirect beneficial interest in the Stock.

8.3.2           Buyer acknowledges its understanding of the risks inherent in an investment of this nature and that it has the financial ability to bear the economic risk of its investment in the Company, has adequate means for providing for its current needs and personal contingencies and has no need for liquidity with respect to its investment in the Stock.

8.3.3           Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Stock and has obtained, or has access to, within the scope of its employment, in its judgment, sufficient information from the Company to evaluate the merits and risks of an investment in the Stock.

8.3.4           Buyer:

(i)  has been provided an opportunity to obtain information concerning the Stock, the Company and all other information to the extent the Company possess such information or can acquire it without unreasonable effort or expense; and

(ii)  has been given the opportunity to ask questions of, and receive answers from, the officers of the Company concerning the terms and conditions of this investment in order for her to evaluate the merits and risks of an investment in the Stock; and

(iii)  has determined that the Stock is a suitable investment for it and that at this time it could bear a complete loss of its investment in the Stock.

9.  Conditions to Obligation to Close.

9.1           Conditions to Obligation of Seller.  The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing of this Agreement is subject to satisfaction of the following conditions:

9.1.1           The representations and warranties of Buyer set forth in Section 8 above shall be true and correct in all material respects at and as of the Closing Date;

9.1.2           The Buyer has delivered the Promissory Note, and Account Control Agreement at the Closing;

9.1.3           All action to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

9.2           Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing of this Agreement is subject to satisfaction of the following conditions:

9.2.1           The representations and warranties set forth in Section 8 above shall be true and correct in all material respects at and as of the Closing Date;

9.2.2           No action, suit, or proceeding shall be pending before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

9.2.3           All actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

9.3           Buyer may waive any condition specified in this Section 9 if it executes a writing so stating as of or prior to the date of the Closing.

10.           Other Provisions.

10.1           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other parties.

10.2           Time of the Essence.  Time is of the essence of this Agreement, and each party agrees to perform any acts herein required of such party and to execute and deliver any documents required to carry out the provisions of this Agreement, promptly within the time periods herein described.

10.3           Further Assurances.  The Parties, at any time and from time to time after the date of this Agreement, upon request of the the other party, shall, without any further or additional consideration, execute and deliver all further or additional documents reasonably required to fulfill or confirm the intentions of the parties reflected in this Agreement.

10.4           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

10.5           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:                                            Michael D. Hays
5104 Deer Haven Court
Eagle, NE  68347

If to Buyer:                                           Michael and Karen Hays Grandchildren’s Trust
C/O Bessemer Trust Company of Delaware, N.A. As Trustee
1007 N. Orange St.
Suite 1450
Wilmington, DE 19801

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.7           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.8           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.9           Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

10.10           Injunctive Relief.  The parties hereto acknowledge that breach of any of the terms or provisions of this Agreement could cause irreparable injury which by its nature would be continuing and substantial, but not capable of precise measurement, and for which no adequate remedy at law exists.  Accordingly, in the event of an actual or threatened breach of any of the terms or provisions of this Agreement, the parties hereto agree that the non-breaching parties shall be entitled to equitable relief without the necessity of posting bond, including without limitation, entry of preliminary, temporary and permanent injunctions and orders of specific performance.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other legal or equitable remedy or remedies which such non-breaching parties or any of them may have, including the recovery of damages.

10.11           Expenses.  The Seller will bear the costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.12           Survival of Covenants, Representations and Warranties.  All of the representations and warranties of the Seller  and Buyer contained herein shall survive the Closing.

10.13           Incorporation by Reference.  The recitals and exhibits contained herein are incorporated herein and expressly made a part hereof by this reference.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

“Seller”

/s/ Michael D. Hays
Michael D. Hays

“Buyer”
Michael and Karen Hays Grandchildren’s Trust

Bessemer Trust Company of Delaware, N.A.,
Trustee

By /s/ Julia E. Coombs,
Its Senior Vice President

EXHIBIT “A”

Promissory Note

[Please see attached]

EXHIBIT “B”

Account Control Agreement

[Please see attached].